Exhibit 99.1


                   Temecula Valley Bank Announces the Opening
              of their Sixth Full Service Office in Rancho Bernardo

    TEMECULA, Calif.--(BUSINESS WIRE)--June 15, 2004--Temecula Valley Bank (OTCBB:TMCV) announces the opening of their sixth full service office at 16469 Bernardo Center Drive, San Diego. The new, 5,000-square-foot office will provide current and new Temecula Valley Bank customers in North San Diego County convenient access to the bank's full line of business and personal financial products and services. The office can easily be reached from Interstate 15 freeway off of the Bernardo Center Drive exit. Hours for the new office are 9:00 am-5:00 pm, Monday through Thursday, and Friday from 9:00 am-6:00 pm. With over thirty-three years of commercial banking experience in North County, Carl Kruse has joined the bank as Senior Vice President and he will manage the Rancho Bernardo office. Becky Rash also joins the Rancho Bernardo team as the Branch Operations Officer. Mr. Kruse can be reached by calling 858-385-5100.
    "The continued growth in North San Diego County provides us with an opportunity to enter into a new growth market and to introduce our unique style of relationship banking to business customers in Rancho Bernardo," said Stephen H. Wacknitz, President and CEO.
    Temecula Valley Bank was established in 1996 and operates full service offices in Temecula, Murrieta, Fallbrook, Escondido, Rancho Bernardo and El Cajon, Calif. Temecula Valley Bancorp was established in June 2002 and operates as a one-bank holding company for Temecula Valley Bank. As a Preferred Lender (PLP) since 1998, the locally owned and operated bank also has SBA loan production offices in Sherman Oaks, Sacramento, Fresno, Chico, Anaheim Hills and Irvine, Calif.; Bellevue, Wash; Gurnee, Ill.; Ocean City, N.J.; Westlake, Ohio; Tampa/St. Petersburg, Coral Springs and Jacksonville, Fla.; and Cumming, Ga. The Bancorp's common stock is traded over the counter with the stock symbol "TMCV.OB," and the banks' Internet website can be reached at www.temvalbank.com.

    CONTACT: Temecula Valley Bank
             Stephen H. Wacknitz, 909-694-9940